EXHIBIT 99.1

NEWS RELEASE

Contact:	Mike Geller	Trevor Gibbons	Stacy Feit
	Edelman	Edelman	Financial Relations Board
	(212) 729-2163	(212) 704-8166	(213) 486-6549

ASHFORD PRIME FILES MOTION TO DISMISS IN RESPONSE TO SESSA’S FRIVOLOUS AND MERITLESS LAWSUIT

DALLAS, March 1, 2016 /PRNewswire/ -- Ashford Hospitality Prime, Inc., (NYSE: AHP) (“Ashford Prime” or the “Company”) a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets, today announced that it has filed a motion to dismiss in response to the complaint brought by Sessa Capital (“Sessa”) in the Circuit Court for Baltimore City, Maryland on February 3, 2016.
The Company believes that the claims brought by Sessa in Maryland are frivolous and without merit and, based on the Company’s interactions with Sessa to date, are merely another part of a coordinated campaign to gain control and force a quick sale of the Company. In its motion, the Company demonstrates that Sessa’s claims lack substantive merit and that the Circuit Court for Baltimore City or any other Maryland-based court is the wrong court to hear this matter because none of the Directors named in the lawsuit live or work in the state and all of the alleged acts Sessa complains of took place in Texas, not Maryland.
The management of Ashford Prime and its Board remain firmly committed to serving the interests of all stockholders and are continuing to conduct a thorough review of strategic alternatives, including a potential sale of the Company.
Ashford Prime filed a separate complaint against Sessa in the United States District Court for the Northern District of Texas on February 25, 2016. The complaint, which alleges violations by Sessa of U.S.

securities laws, aims to protect the Company’s public stockholders from having to vote on Sessa’s slate with incomplete and materially misleading information about who Sessa’s nominees are, and what they plan to do should they obtain control of Ashford Prime’s Board.
Ashford Prime has retained Cadwalader, Wickersham & Taft LLP as legal counsel on this matter.
Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Prime’s filings with the Securities and Exchange Commission (the “SEC”).
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
Important Information
Ashford Hospitality Prime, Inc. (“Ashford Prime”) plans to file with the SEC and furnish to its stockholders a Proxy Statement in connection with its 2016 Annual Meeting, and advises its stockholders to read the Proxy Statement relating to the 2016 Annual Meeting when it becomes available, because it will contain important information. Stockholders may obtain a free copy of the Proxy Statement and other documents (when available) that Ashford Prime files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from Ashford Prime by directing a request to Ashford Hospitality Prime, Inc., Attn: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600.

Certain Information Concerning Participants
Ashford Prime, its directors and named executive officers may be deemed to be participants in the solicitation of Ashford Prime’s stockholders in connection with its 2016 Annual Meeting. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Ashford Prime’s proxy statement dated April 17, 2015, which is filed with the SEC. To the extent holdings of Ashford Prime’s securities have changed since the amounts printed in the proxy statement, dated April 17, 2015, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

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